EXHIBIT 10.51

WORLDPAY, INC.
2012 Equity Incentive Plan
NOTICE OF STOCK OPTION GRANT
FOR UNITED STATES EMPLOYEES
You ("Participant") have been granted an option to purchase the number of shares of the Company's Class A common stock ("Shares") set forth below (the "Option"). The Option is granted under the Worldpay, Inc. 2012 Equity Incentive Plan (the "Plan") and is subject to the terms and conditions of the Plan, this Notice of Stock Option Grant ("Notice") and the Stock Option Award Agreement ("Agreement") attached to this Notice. Unless otherwise defined in this Notice or the Agreement, the terms defined in the Plan shall have the same meanings in this Notice and the Agreement. This Notice and Agreement supersedes all prior agreements on the same subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and all such prior agreements shall be null and void.

Participant Name:
Employee ID:
Date of Grant:
Grant ID:
Total Number of Options Granted:
Exercise Price (per Share):
Expiration Date:
Type of Option:	Nonqualified Stock Option
Exercise Schedule:	Same as Vesting Schedule
Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the following schedule:
Additional Terms/Acknowledgements: By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:
Participant understands that Participant's employment with the Company is for an unspecified duration, can be terminated at any time (i.e., is "at-will"), and that nothing in this Notice, the Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the Option pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Agreement, the Plan and the Plan prospectus, and agrees to be bound by the terms of such documents, including the restrictive covenants contained therein. By accepting this Award, Participant consents to the electronic delivery as set forth in the Agreement and to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company.

WORLDPAY, INC.
2012 EQUITY INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR UNITED STATES EMPLOYEES
   Pursuant to your Notice of Stock Option Grant ("Notice") and this Nonqualified Stock Option Award Agreement ("Agreement"), Worldpay, Inc. (the "Company") has granted you ("you" or "Participant") an option (the "Option") under its 2012 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Class A common stock indicated in the Notice at the exercise price per share indicated in the Notice (the "Exercise Price"). The Option is granted to you effective as of the Grant Date set forth in the Notice. The Option is subject to the restrictions and other terms and conditions set forth in the Notice and the Plan, which are incorporated herein by reference, and in this Agreement. If there is any conflict between the terms in the Plan and this Agreement or the Notice, the terms of the Plan will control (except with regard to Section 6(F) herein). Defined terms not explicitly defined in this Agreement or in the Notice but defined in the Plan will have the same definitions as in the Plan.
   1. Vesting. The Option will vest in accordance with the schedule set forth in the Notice. The Option may not be exercised prior to vesting. Once the Option vests, Participant will have until the Expiration Date specified in the Notice to exercise the Option, unless Participant's Continuous Service Status terminates prior to the Expiration Date or the Option is otherwise settled in cash upon a Change of Control pursuant to Section 5 of this Agreement. Except as provided below in Section 2 or Section 5, any portion of the Option that is not vested at the time the Participant ceases Continuous Service Status shall immediately terminate.
   2. Effect of Termination of Employment on Option. The Option, whether vested or unvested, will automatically be forfeited and cancelled upon termination of Participant's Continuous Service Status, and no Shares may thereafter be purchased under the Option, except as follows:
   A. Death or Disability. In the event Participant's Continuous Service Status terminates by reason of death or Disability, the Option shall become immediately exercisable in full and shall remain exercisable by Participant or Participant's estate (or, in the event of Participant's death after termination of Participant's Continuous Service Status when the Option is exercisable pursuant to its terms, by Participant's estate), at any time prior to the earlier of (i) the Expiration Date or (ii) the first anniversary of the date of Participant's death or Disability.
   B. Retirement. [For all employees other than the CEO: Any Option that is vested but unexercised as of the date of Participant's Retirement (as defined below) shall remain exercisable at any time prior to the earlier of (a) the Expiration Date or (ii) the third anniversary of the date of Participant's Retirement. The Option (or any portion thereof) that was not vested at the time of Participant's retirement shall automatically be forfeited and cancelled upon Participant's Retirement. For purposes of this Agreement, "Retirement" means retirement from active employment with the Company or an Affiliate at or after (i) age 65 or (ii) age 55 having completed 5 years of Continuous Service Status. Retirement does not apply if Participant is involuntarily terminated for Cause (as defined below) or gross misconduct. If Participant retires and does not meet the definition of Retirement, the Participant will be considered to have resigned. Any disputes as to what constitutes

"Retirement" shall be conclusively determined by the Committee or its delegate.] [For the CEO: Any Option that is vested but unexercised as of the date of Participant's Retirement (as defined below) shall remain exercisable at any time prior to the earlier of (a) the Expiration Date or (ii) the third anniversary of the date of Participant's Retirement. The Option (or any portion thereof) that was not vested at the time of Participant's Retirement shall continue to vest as if the Participant’s Continuous Service Status had not terminated subject to compliance with the restrictive covenants set forth in Section 6. For purposes of this Agreement, "Retirement" means retirement from active employment with the Company or an Affiliate at or after (i) age 65 or (ii) age 55 having completed 5 years of Continuous Service Status. Retirement does not apply if Participant is involuntarily terminated for Cause (as defined below) or gross misconduct. If Participant retires and does not meet the definition of Retirement, the Participant will be considered to have resigned. Any disputes as to what constitutes "Retirement" shall be conclusively determined by the Committee or its delegate.]
   C. Termination by the Company for Cause. In the event Participant's Continuous Service Status is terminated by the Company or an Affiliate for Cause (as defined below), the Option, whether vested or unvested, shall immediately terminate in its entirety and shall thereafter not be exercisable to any extent whatsoever.
   D. Any Other Reason. [For all employees other than the CEO: In the event Participant's Continuous Service Status terminates for any reason other than one described in Subsections 2(a) through (c) above, or Section 5 below, any portion of the Option that is vested and unexercised as of the date of Participant's termination will remain exercisable until the earlier of (i) the Expiration Date or (ii) the ninetieth (90th) day following the date of Participant's termination.] [For the CEO: In the event Participant's Continuous Service Status terminates for any reason other than one described in Subsections 2(a) through (c) above, or Section 5 below, any portion of the Option that is vested and unexercised as of the date of Participant's termination will remain exercisable until the earlier of (i) the Expiration Date or (ii) the ninetieth (90th) day following the date of Participant's termination; provided, however, that if the Participant's Continuous Service Status terminates as a result of the Participant's termination by the Company without Cause (as defined below), the Option (or any portion thereof) that was not vested at the time of Participant's termination without Cause shall continue to vest as if the Participant’s Continuous Service Status had not terminated subject to compliance with the restrictive covenants set forth in Section 6 and will remain exercisable until the Expiration Date.]
   E. Extension of Exercise Period. If exercise of the Option following the Participant's termination of Continuous Service Status during the time period set forth in the applicable paragraph above would violate any of the provisions of the federal securities laws (or any Company policy related thereto) or the rules of any securities exchange or interdealer quotation system, the time period to exercise the Option shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such laws or rules (or any Company policy related thereto).
   F. Definition of "Cause." For purposes of this Agreement, except as otherwise provided in a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), "Cause" shall mean any one or more of the following, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant's duties, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony, (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company's or any of its Affiliates' funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant's employment and such order or directive has not been vacated or reversed upon appeal; or (v) a violation of Section 6 hereof or any similar covenant or agreement between the Participant and the Company or an Affiliate; (vi) the Participant's breach of any of material obligations in his or her employment agreement or offer letter; (vii) the Participant's breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates; or (viii) the Participant's continued failure or refusal after written notice from the chief executive officer or his delegate (or the Board, in the case of the chief executive officer) to implement or follow the direction of the chief executive officer or his delegate (or the Board, as applicable). Any disputes as to what constitutes "Cause" shall be conclusively determined by the Committee or its delegate.
   3. Methods of Exercise. The Participant must follow the procedures for exercising options that are established by the Company from time to time. At the time of exercise, the Participant must pay the Exercise Price for the Option or any portion of the Option being exercised and any taxes that are required to be withheld by the Company or any of its Affiliates in connection with the exercise. Participant must pay the Exercise Price in full (i) in cash or a cash equivalent acceptable to the Committee, (ii) by the surrender (or attestation of ownership) of Shares with an aggregate Fair Market Value (based on the closing price of a Share as reported on the New York Stock Exchange composite index on the Date of Exercise) that is equal to the Exercise Price, (iii) by a combination of cash and Shares, (iv) by net settlement of the Option or (v) through a broker-assisted cashless exercise of the Option . One or more of these exercise methods may not be available to Participant (or may be unavailable during a specified period) should the Company determine that its availability will or could violate the terms of any relevant law or regulation. Except as restricted by applicable law, payment of the Exercise Price and/or taxes may be delayed in the discretion of the Committee to accommodate proceeds of sale of some or all of the Shares to which this grant relates. If the Fair Market Value of a Share on the Expiration Date exceeds the Exercise Price, the Option will be automatically exercised upon such Expiration Date. Participant may not exercise the Option at a time when the market price of a Share does not exceed the Exercise Price.
   4. Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Option and Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In this regard, Participant authorizes the Company to withhold Shares from the Shares that otherwise would be issued or delivered to Participant in respect of the Option; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law. The Company may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the additional means identified in Section 3 above, or by a combination of such means. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or exercise of the Option or the subsequent sale of any Shares, and (b) does not commit to structure the Options to reduce or eliminate the Participant's liability for Tax-Related Items. In the event the Company's obligation to withhold arises prior to the delivery of Shares or it is determined after the delivery of Shares that the amount of the Company's withholding obligation was greater than the amount withheld by the Company, Participant agrees to hold the Company harmless from any failure by the Company to withhold the proper amount. The Company may refuse to deliver the Shares if the Participant fails to comply with his or her obligations in connection with the tax withholding as described in this section.
   5. Change of Control.
   (a) Treatment Following a Change of Control. If a Change of Control occurs and Participant's Continuous Service Status is terminated by the Company or an Affiliate without Cause (as defined above) or by the Participant for "Good Reason" (as defined below) within the 24-month period following the Change of Control, the Option or, if applicable, the Rolled Over Option (as defined below), shall automatically become fully vested and immediately exercisable in its entirety as of the date of such termination and remain exercisable for a period ending on the earlier of the second anniversary of the date of Participant's termination or the Expiration Date. Notwithstanding the foregoing, if the Successor Corporation (or the ultimate parent entity) in a Change of Control does not provide a Rolled Over Option, the Option shall become fully vested and immediately exercisable in its entirety as of the date of the Change of Control and be eligible to receive the same per share transaction consideration being offered to common stockholders generally pursuant to the Change of Control; or, alternatively, the Committee may, in its discretion and upon at least ten days' advance notice to Participant, cancel the Option and pay to the Participant, in cash or stock, or any combination thereof, the value of the Option based upon the price per Share received or to be received by other stockholders of the Company in the Change of Control. Notwithstanding the foregoing, if at the time of a Change of Control the Exercise Price of the Option equals or exceeds the price paid for a Share in connection with the Change of Control, the Committee may cancel the Option without the payment of consideration therefor.
   (b) Definition of "Rolled Over Option." "Rolled Over Option" mean that the Successor Corporation (or the ultimate parent entity) in a Change of Control agrees to honor or assume the Option on substantially equivalent contractual and financial terms, or agrees to grant a substitute award on substantially equivalent contractual and financial terms. Any determination as to what constitutes "substantially equivalent contractual and financial terms" will be conclusively determined by the Committee.
   (c) Definition of "Good Reason." "Good Reason" shall be as defined under the terms of the Participant's employment agreement or, if no employment agreement applies to the Participant or such an agreement does not include a definition of "Good Reason," under the terms of any severance policy to which or under which the Participant is a party or participant. For purposes of Section 5(a), the event giving rise to a termination for Good Reason must occur within the 24-month period following a Change of Control. Any disputes as to what constitutes "Good Reason" shall be conclusively determined by the Committee or its delegate.
   6. Restrictive Covenants
   A. Participant's Covenants.
   1. Non-Competition. During the Restricted Period (as defined below), Participant shall not compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Business of the Company, as further described below. The parties agree that the following activities (without limitation) will be deemed to be competing:
   (a) directly or indirectly, producing, developing, marketing, providing, handling, recommending, analyzing or accepting orders for products or services competitive with the Business of the Company, or assisting others to produce, develop, market, or provide such services or products; or
   (b) accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any person or entity that directly or indirectly produces, develops or markets a product, process, or service which is competitive with those products, processes, or services constituting the Business of the Company, whether existing or planned for the future, provided, however, that it shall not be a violation of this Agreement for Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system; or
   (c) taking any other action that is likely or intended to result directly or indirectly in prospective or actual customers of the Company purchasing products, processes, or services which are competitive with those products, processes, or services constituting the Business from a competitor of the Company; or
   (d) accepting any job or engagement in which Participant may be in a position to use or disclose Confidential Information regarding the Business of which Participant acquired knowledge or to which Participant had access while employed by the Company.
The parties expressly agree that the foregoing list of activities is illustrative and non-exhaustive, and shall not limit the Company's right to protection from other activities that are competitive with the Business of the Company. In recognition of the scope of the Company's Business, in that it provides products and services to customers throughout the United States of America and elsewhere and that the Participant will be involved in, concerned with or responsible for the Company's Business in the Restricted Area, Participant agrees that the foregoing restriction(s) shall be applicable throughout the Restricted Area. Participant agrees that such geographic restriction is reasonable.

   2. Non-Solicitation. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been such a customer during the prior eighteen (18) months, to purchase any products or services the Business or the Company provided or provides to the customer, (b) interfere with any of the Business's or the Company's business relationships, or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Participant had contact, involvement or responsibility during Participant's employment with the Company and/or its Affiliates, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.
   3. No-Hire. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any person who is then an employee of the Company or its Affiliates or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave.
   4. Confidentiality. The Participant will not at any time (whether during or after the Participant's employment with the Company) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (other than as necessary to perform the Participant's employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant's employment for any reason, the Participant shall return to the Company any and all Confidential Information and other property of the Company or its Affiliates in the Participant's possession or control.
   5. Non-Disparagement. Participant agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its Affiliates, or any of their respective directors, officers, agents, employees, products or services.
   B. Certain Definitions.
For purposes of Section 6.A, the following definitions apply.
   1. "Business" means the type of business conducted by the Company or its Affiliates currently or at any time in the past five years, or in the future, including but not limited to: (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing, (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, (x) data processing services related to the foregoing, (xi) the development, marketing, or sale of technology or applications related to point-of-sale payments or the embedding of payment processing technology or capabilities in business applications, (xii) integrated secure enterprise credit card payment facilitation and management within ERP, CRM and eCommerce, (xiii) the development, marketing, or sale of secure integrated credit card acceptance payment technology applications related to ERP, CRM or eCommerce, and (xiv) the development or commercialization of, or providing services related to, integrated payment card acceptance solutions and integrated payment card gateway systems for enterprise systems, including ERP, eCommerce and CRM systems.
   2. "Confidential Information" shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's services, products or software; (C) information on or material relating to the Company which when received is marked as "proprietary," "private," or "confidential"; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Participant outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.
   3. "Restricted Period" means the period of Participant's employment by the Company or one of its Affiliates and twelve (12) months following termination of such employment for any reason.

4. “Company” (for purposes of this Section 6 only) shall mean, collectively, Worldpay, Inc., and each and every one of its Affiliates (as that term is defined in the Plan). The parties to this Agreement intend and expect that all Affiliates shall be beneficiaries of this Section 6, and shall have standing to enforce its terms.
5. "Restricted Area" means (a) the United Kingdom and (b) any other country in the world, including the United States of America, where the Company or its Affiliates has any business interests or dealings on the termination of Participant’s Continuous Service Status in which the Participant has been involved or concerned or for which the Participant has been responsible in the eighteen (18) months prior to termination of Continuous Service Status.
   C. Representations, Warranties and Acknowledgements. Participant acknowledges that Participant's services are of a special, unique and extraordinary character, involving strategic decision-making and access to valuable information based on trade secrets and other Confidential Information, and that Participant's position with the Business and the Company places Participant in a position of confidence and trust with the Company and many of its customers, suppliers, vendors, employees and agents. Participant acknowledges that this Section 6 protects legitimate business interests of the Company, including the protection of strategic plans and data, the substance of competitive planning materials and sessions, and the protection of trade secrets and other Confidential Information of the Company’s Business.
   1. Participant also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future. Participant further acknowledges that the nature of the Business and that of the other businesses of the Company are national in scope.
   2. Participant represents and warrants to the Company that Participant is not a party to any agreement, commitment, arrangement or understanding (whether oral or written) that in any way conflicts with or limits Participant's ability to commence or continue to render services to the Company or that would otherwise limit Participant's ability to perform all responsibilities in accordance with the terms and subject to the conditions of Participant's employment.
3. Defend Trade Secrets Act. Under the federal Defend Trade Secrets Act of 2016 (the “DTSA”), Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
   D. Remedies. If Participant breaches any provision of Section 6A hereof, the Option, whether vested or unvested, shall be immediately forfeited and cancelled and the Participant shall immediately return to the Company the Shares previously received upon exercise of any vested Option or the pre-tax income derived from any disposition of the Shares previously received upon exercise of the Option. Participant hereby further consents and agrees that in the event of breach or threatened breach by Participant of any provision of Section A hereof, the Company shall be entitled to (a) temporary and preliminary and permanent injunctive relief and without the posting any bond or other security, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, (c) recovery of all attorney's fees and costs incurred by the Company in obtaining such relief, (d) cessation and repayment of any severance benefits paid to Participant pursuant to any agreement with the Company, including any employment agreement, severance benefit agreement, plan or program of the Company, and (e) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. For the avoidance of doubt, a Participant exercising any of his or her rights under the DTSA shall not be considered a breach of Section 6A hereof.
   E. Early Resolution Conference. The provisions of this Section 6 are understood to be clear and enforceable as written and are entered into by Participant and the Company on that basis. However, should Participant later believe any provision in this Section 6 to be unclear, unenforceable, or inapplicable to activity that Participant intends to engage in, Participant will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Participant will provide this notification at least fourteen (14) days before Participant engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. Any professional activity related to the electronic payments industry in any way shall fall within the scope of this obligation. The failure to comply with this requirement shall waive Participant's right to challenge the reasonable scope, clarity, applicability, or enforceability of this Section 6 and its restrictions at a later time. All rights of Participant and the Company will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.
   F. Governing Law. Notwithstanding Section 9 or any other provision in this Agreement or the Plan to the contrary, because the Company is headquartered in the State of Ohio, the provisions of this Section 6 of the Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any state, including any state in which Participant works.
   G. Miscellaneous.
   1. If any provision or clause of this Section 6, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
   2. This Section 6 may not be changed or terminated orally and can only be changed by an agreement in writing signed by the Company and the Participant.
   7. Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that Participant's fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then the Participant shall immediately return to the Company the Shares previously received upon exercise of the Option or the pre-tax income derived from any exercise of the Option and any disposition of the Shares previously received upon exercise of the Option (the "Repayment Obligation"). This Repayment Obligation shall be in addition to any compensation recovery policy that may be adopted by the Company or by the Committee pursuant to the Plan, or is otherwise required by applicable law or the rules of the Securities and Exchange Commission.
   8. Restrictions on Exercise. The Option is subject to all restrictions set forth in this Agreement or in the Plan. As a condition to any exercise of the Option, the Company may require the Participant or his/her successor to make any representation or warranty to comply with any applicable law or regulation or to confirm any factual matters or execute and deliver any documents requested by the Company.
   9. Miscellaneous Provisions.
   A. Equity Incentive Plan. The Option is granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Committee, shall govern, except as regards Section 6(F) herein. Any dispute regarding the interpretation of this Agreement or the Plan shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
   B. No Rights of Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to this Option until such Shares have been issued to Participant upon the due exercise of the Option.
   C. No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in service to the Company or any Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause, subject to the terms of any applicable employment agreement or offer letter between the Participant and the Company or any Affiliate.
   D. No Impact on Other Benefits. The value of Participant's Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
   E. Modification; Waiver; Amendments. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement; provided, however, that the Committee has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided further, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent. No course of dealing or any delay on the part of the Company or the Participant in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default. No course of dealing or any delay on the part of the Company in exercising similar rights with regard to other participants shall operate as a waiver of any rights hereunder.
   F. Choice of Law. Except as provided in Section 6, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
   G. Venue and Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in federal or state court in Hamilton County, Ohio, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the exclusive jurisdiction of any such court in any suit, action or proceeding..
   H. Complete Agreement. The Participant and the Company acknowledge and agree that this Agreement represents their full and complete agreement on the subject matter thereof, and that this Agreement supersedes any and all prior contracts or agreements on that subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and that all such prior contracts or agreements are null and void. Any amendments or modifications of this Agreement must be in writing and executed by both the Participant and the Company.
   I. Headings; Construction of Agreement. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
   J. Non-Transferability. This Agreement, and any rights or interests herein, shall not be assigned or transferred by the Participant during the Participant's lifetime, whether by operation of law or otherwise, except by will or the laws of descent and distribution. Any attempt to transfer this Agreement contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect. Notwithstanding the foregoing sentence, the Option and the rights relating thereto may be transferred to one or more trusts for the benefit of one or more of the Participant’s family, or to a partnership or partnerships (including a limited liability company electing to be taxed as a partnership) of members of the Participant’s family for no consideration, or to a charitable organization as defined in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended.

   K. Acknowledgement. The Company and the Participant acknowledge and agree that the Option is granted under and governed by the Plan and the provisions of the Notice and this Agreement. The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
   L. Electronic Delivery and Acceptance. By accepting this Award, the Participant consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses, and any other documents, communications or information related to or that the Company may be required to deliver in connection with the Plan, the Option or the Shares. Electronic delivery of a document may be via e-mail, by reference to a location on the Company's intranet site or the internet site of a third party involved in administering the Plan, or such other delivery determined at the Company's discretion. Participant also consents and agrees to participate in the Plan through an on-line or electronic system maintained by the Company or a third party involved in administering the Plan. This Agreement will be deemed to be signed by Participant upon the electronic grant acceptance by Participant of the Notice of Stock Option Grant to which it is attached.
   M. Confidentiality. By accepting the Option, Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim arising out of or relating to or concerning the Plan or this Agreement, except that Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim and to Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
N. Personal Data. By accepting this Award, the Participant consents to the Company and its Affiliates holding and processing of data about them and their dependents (including sensitive personal data) for the purposes of administering the Plan and the disclosure of such data (even outside the United Kingdom or the European Economic Area) to the Company or any Affiliate by whom the Participant may be employed from time to time and to any potential purchaser of the Company or the Participant's employer or of its business, and to the advisors and administrators of the Plan including the trustees of any employee benefit trust operated by the Group from time to time. The Company hereby confirms that it shall only hold and process data in connection with the Participant that (i) is necessary for the performance of the Company's and/or the Participant's rights and obligations under this Award and (ii) is necessary for the purposes of the Company's legitimate interests in connection with the operation of the Plan and shall ensure that adequate safeguards are in place before the Participant's personal data are transferred outside the United Kingdom or the European Economic Area.

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